Exhibit 99.1

Ryerson Reports Fourth Quarter and Full-Year 2025 Results

Successfully completed merger with Olympic Steel, extended and expanded credit facility,

and generated fourth quarter top line metrics within guidance range while exceeding cash flow and leverage targets for the quarter

CHICAGO – February 19, 2026 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the fourth quarter and full year ended December 31, 2025.

Highlights:

•
Generated fourth quarter revenue of $1.10 billion, with tons shipped down 4.9% and average selling prices flat compared to the prior quarter, in-line with guidance expectations given normal seasonality patterns and contractionary industrial demand conditions
•
Ended the fourth quarter with debt of $463 million and net debt1 of $436 million, compared to $500 million and $470 million, respectively, as of the end of the third quarter
•
Completed merger with Olympic Steel subsequent to quarter-end, increasing Ryerson's presence as North America's second-largest metals service center, enabling a further enhanced customer experience, and unlocking a projected $120 million in annual run-rate synergies to be realized over the next two years
•
Also subsequent to quarter-end, the Company successfully extended the maturity of its credit facility and expanded its capacity from $1.3 billion to $1.8 billion, providing financial stability and flexibility for growth opportunities for the combined companies
•
Declared a first quarter 2026 dividend of $0.1875 per share payable to shareholders of record as of March 5, 2026

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, except tons (in thousands), average selling prices, and earnings per share

Financial Highlights:	Q4 2025	Q3 2025	Q4 2024	QoQ	YoY	2025	2024	YoY

Revenue	$1,104.8	$1,161.5	$1,007.4	(4.9)%	9.7%	$4,571.3	$4,598.7	(0.6)%
Tons shipped	461	485	447	(4.9)%	3.1%	1,947	1,937	0.5%
Average selling price/ton	$2,397	$2,395	$2,254	0.1%	6.3%	$2,348	$2,374	(1.1)%
Gross margin	15.3%	17.2%	19.0%	-190 bps	-370 bps	17.1%	18.1%	-100 bps
Gross margin, excl. LIFO(2)	17.3%	18.3%	16.4%	-100 bps	90 bps	18.3%	17.0%	130 bps
Warehousing, delivery, selling, general, and administrative expenses	$205.3	$200.4	$188.5	2.4%	8.9%	$809.6	$801.2	1.0%
As a percentage of revenue	18.6%	17.3%	18.7%	130 bps	-10 bps	17.7%	17.4%	30 bps
Net loss attributable to Ryerson Holding Corporation	$(37.9)	$(14.8)	$(4.3)	(156.1)%	781.4%	$(56.4)	$(8.6)	555.8%
Diluted loss per share	$(1.18)	$(0.46)	$(0.13)	$(0.72)	$(1.05)	$(1.76)	$(0.26)	$(1.50)
Adjusted diluted loss per share	$(1.01)	$(0.46)	$(0.14)	$(0.55)	$(0.87)	$(1.56)	$(0.18)	$(1.38)
Adj. EBITDA, excl. LIFO	$20.4	$40.3	$10.3	(49.4)%	98.1%	$138.5	$114.1	21.4%
Adj. EBITDA, excl. LIFO margin	1.8%	3.5%	1.0%	-170 bps	80 bps	3.0%	2.5%	50 bps

Balance Sheet and Cash Flow Highlights:
Total debt	$463.1	$499.7	$467.4	(7.3)%	(0.9)%	$463.1	$467.4	(0.9)%
Cash and cash equivalents	$26.9	$29.8	$27.7	(9.7)%	(2.9)%	$26.9	$27.7	(2.9)%
Net debt	$436.2	$469.9	$439.7	(7.2)%	(0.8)%	$436.2	$439.7	(0.8)%
Net debt / LTM Adj. EBITDA, excl. LIFO	3.1x	3.7x	3.9x	(0.6x)	(0.8x)	3.1x	3.9x	(0.8x)
Cash conversion cycle (days)	68.3	68.2	78.6	0.1	(10.3)	66.9	76.7	(9.8)
Net cash provided by (used in) operating activities	$112.7	$(8.3)	$92.2	$121.0	$20.5	$87.0	$204.9	$(117.9)

Management Commentary

Eddie Lehner, Ryerson’s Chief Executive Officer & Director, said, “I would first like to thank my Ryerson colleagues for vigilantly navigating a difficult year in the industrial metals and manufacturing space. Commodity price asynchronous volatility combined with an ongoing contractionary demand backdrop, especially among our OEM program customers, characterized the year in full and the fourth quarter. On February 13, 2026, we successfully closed our merger with Olympic Steel and I want to welcome all of my Olympic Steel colleagues as we start work on realizing the full potential of what our combined company can offer to our customers and to all stakeholders. During the fourth quarter, supply-side mill prices rose faster than average selling prices while buyers continued to resist price increases in the distribution channel as demand remained restrained while contract price resets lagged and even spot transactional pricing stagnated. Consequently, margin compression was more acute in the quarter than anticipated even though we met top line guidance and exceeded our net leverage and cash flow targets. On the brighter side, in the first quarter of 2026, we are seeing price increases filter into a more favorable demand environment as quote and order activity are currently tracking well ahead of year-over-year and sequential levels. We therefore anticipate realizing gross margin recovery as well as improved operating leverage and operating income in the first quarter of 2026.”

"We could not be more energized and optimistic about our recently completed merger with Olympic Steel and what this union will mean for our customers and shareholders," continued Lehner. "Not only do we have a clear, achievable runway for further improving the customer experience and generating significant annual run-rate synergies, but we also believe the timing of this combination will create a sustainable competitive advantage as our combined company is well-positioned to benefit from an inflection in U.S. manufacturing demand and the combined investments we have both made over the past four years."

Fourth Quarter Results

Ryerson generated net sales of $1.10 billion in the fourth quarter of 2025, an increase of 9.7% compared to the year-ago period with average selling prices 6.3% higher and tons shipped 3.1% higher. Sequentially, net sales decreased by 4.9%, driven by decreased tons shipped as demand conditions in the fourth quarter reflected normal seasonality patterns as well as continued manufacturing malaise. Average selling prices were relatively consistent (+0.1%) compared to the third quarter as increases in material input costs were not yet realized in downstream markets by the end of the quarter.

Increases in costs of goods sold therefore outpaced average selling price growth and resulted in sequential gross margin compression of 190 basis points to 15.3%, compared to 17.2% for the third quarter of 2025. LIFO expense for the fourth quarter was also greater than anticipated as we recorded expense of $22.5 million compared to $13.2 million in the prior quarter. Excluding the impact of LIFO, gross margin contracted by 100 basis points to 17.3% in the fourth quarter of 2025 compared to 18.3% in the third quarter.

Fourth quarter warehousing, delivery, selling, general, and administrative expenses of $205.3 million represents an increase of $4.9 million, or 2.4% compared to the third quarter of 2025. The quarter-over-quarter expense increase was driven by advisory service fees related to the Olympic Steel merger, which totaled $7.8 million. Compared to the prior year period, fourth quarter 2025 warehousing, delivery, selling, general, and administrative expenses increased by $16.8 million, or 8.9%. As a percentage of sales, however, fourth quarter 2025 warehousing, delivery, selling, general, and administrative expenses declined marginally compared to the year-ago period, from 18.7% to 18.6%.

Net loss attributable to Ryerson Holding Corporation for the fourth quarter of 2025 was $37.9 million, or $1.18 per diluted share, compared to net loss of $14.8 million, or $0.46 per diluted share, for the previous quarter, and net loss of $4.3 million, or $0.13 per diluted share, for the fourth quarter of 2024. Ryerson generated Adjusted EBITDA, excluding LIFO of $20.4 million in the fourth quarter of 2025 compared to $40.3 million in the third quarter of 2025, and $10.3 million in the year-ago period.

Full-Year Results

Ryerson generated net sales of $4.6 billion for the full-year 2025, a decrease of 0.6% compared to full-year 2024 sales. Revenue performance for the year was influenced by 1.1% lower average selling prices which were partially offset by slightly higher (+0.5%) tons shipped.

Gross margin contracted by 100 basis points for the full-year 2025 to 17.1% compared to 18.1% for 2024 as costs of goods sold increased relative to average selling prices. Driven by increases in metals commodities prices, increases in inventory costs over the year generated LIFO expense of $55.7 million in 2025, a reversal compared to the LIFO income of $52.5 million recorded for 2024. Excluding the impact of LIFO, full-year 2025 gross margin expanded 130 basis points to 18.3% compared with 17.0% for 2024.

Warehousing, delivery, selling, general, and administrative expenses increased 1.0%, or $8.4 million, to $809.6 million for the full-year 2025, compared to $801.2 million for 2024, driven by $7.8 million in advisory service fees related to the Olympic Steel merger and inflationary increases in transportation and logistics expenses as well as in compensation and benefits.

Net Loss Attributable to Ryerson Holding Corporation for the full-year 2025 was $56.4 million, or $1.76 per diluted share, compared to net loss of $8.6 million, or $0.26 per diluted share, in 2024. Ryerson generated Adjusted EBITDA, excluding LIFO of $138.5 million in 2025 compared to $114.1 million in 2024.

Liquidity & Debt Management

In the fourth quarter, Ryerson generated cash from operating activities of $112.7 million as the seasonal fourth quarter working capital release well outpaced the net loss generated in the quarter. This compares to a use of cash from operating activities of $8.3 million in the third quarter. The Company ended the fourth quarter of 2025 with debt of $463 million and net debt of $436 million, a sequential decrease of $37 million and $34 million, respectively, compared to the third quarter of 2025. For the full year of 2025, Ryerson generated $87 million in cash from operating activities compared to $205 million for the full year of 2024. Ryerson also reduced its leverage ratio from 3.9x for 2024 to 3.1x for 2025. The Company’s global liquidity, composed of cash and cash equivalents and availability on its revolving credit facilities, was $502 million as of December 31, 2025, compared to $521 million as of September 30, 2025.

Extension & Expansion of Credit Facility

On February 13, 2026, the Company extended the maturity of its revolving credit facility and expanded its capacity from $1.3 billion to $1.8 billion. The Company expects to continue to use the facility for general corporate purposes including working capital needs, capital expenditures, funding of possible acquisitions, and satisfaction of other obligations of the Company. The revolving credit facility is secured primarily by the inventory and accounts receivable of the company's U.S. and Canadian operating subsidiaries.

Jim Claussen, Ryerson's Chief Financial Officer, said, “The successful amendment and extension our revolving credit facility provides us with continued financial stability as we perform our normal business operations while also providing us with the flexibility to pursue growth opportunities such as those enabled by the recent Olympic Steel merger. I would like to thank the Ryerson team for all of their hard work during this exciting and pivotal time in the Company’s history and also recognize the achievements that have led to our vastly improved capital structure which now underpins our combined future potential."

Bank of America, N.A. is the Administrative Agent and Collateral Agent and BofA Securities, Inc., JPMorgan Chase Bank, N.A. and Wells Fargo Bank, National Association are Joint Lead Arrangers and Joint Bookrunners.

Shareholder Return Activity

Dividends. On February 13, 2026, the Board of Directors declared a quarterly cash dividend of $0.1875 per share of common stock, payable on March 19, 2026, to stockholders of record as of March 5, 2026. During the fourth quarter of 2025, Ryerson’s quarterly dividend amounted to a cash return of $6.1 million.

Share Repurchases and Authorization. Ryerson did not repurchase shares during the fourth quarter of 2025. As of December 31, 2025, $38.4 million remained under the existing authorization.

Olympic Steel Merger

On February 13, 2026, having fulfilled all of the required closing conditions, including approval by stockholders of both companies, Ryerson and Olympic Steel announced the successful closure of their merger. Under the terms of the merger agreement, shareholders of Olympic Steel common stock received shares of Ryerson's common stock at an exchange ratio of 1.7105 and now own approximately 37% of the combined company. Together, Ryerson and Olympic Steel now have a stronger market presence with an approximately 160-facility footprint, enhanced processing capabilities, and a greater breadth of product offerings to provide its customers. The transaction is expected to generate approximately $120 million in annual run-rate synergies by early 2028 via procurement scale, efficiency gains, commercial enhancement, and network optimization strategies.

Outlook Commentary

The Company (Ryerson only, see Olympic Steel stub period guidance in the next paragraph) notes relatively strong customer activity in the first half of the quarter relative to the past several years and expects same-store customer shipments to increase by 13% to 15% with average selling prices expected to be flat to up by 2% quarter-over-quarter. Net sales are therefore expected to be in the range of $1.26 billion to $1.30 billion. Ryerson anticipates gross margin expansion in the first quarter as fourth quarter inventory cost increases become gradually realized in first quarter average selling prices. It also expects to realize improved year-over-year and sequential operating leverage as demand conditions improve, leading to net income generation of $10 to $12 million before any merger-related fees. The Company expects to record LIFO expense between $6 and $8 million and to generate Adjusted EBITDA, excluding LIFO in the range of $51 to $54 million. Ryerson also anticipates using cash in the first quarter of 2026 to support working capital given the guided revenue increase and merger closing related outlays while continuing to prioritize net leverage reductions toward our targeted range as the year progresses.

The Olympic Steel business is expected to experience similar market dynamics and therefore generate in the last six weeks of the quarter accretive revenue in the range of $260 to $280 million and Adjusted EBITDA, excluding LIFO in the range of $12 to $13 million. Altogether, the combined Company anticipates reporting first quarter 2026 revenue in the range of $1.52 to $1.58 billion and Adjusted EBITDA, excluding LIFO attainment between $63 and $67 million.

Fourth Quarter 2025 Major Product Metrics
Net Sales (millions)
	Q4 2025	Q3 2025	Q4 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	$538	$584	$510	(7.9%)	5.5%
Aluminum	$282	$287	$236	(1.7%)	19.5%
Stainless Steel	$269	$271	$248	(0.7%)	8.5%

Tons Shipped (thousands)
	Q4 2025	Q3 2025	Q4 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	361	381	353	(5.2%)	2.3%
Aluminum	42	45	42	(6.7%)	-
Stainless Steel	56	57	52	(1.8%)	6.9%

Average Selling Prices (per ton)
	Q4 2025	Q3 2025	Q4 2024	Quarter-over-quarter	Year-over-year

Carbon Steel	$1,490	$1,533	$1,445	(2.8%)	3.2%
Aluminum	$6,714	$6,378	$5,619	5.3%	19.5%
Stainless Steel	$4,804	$4,754	$4,733	1.0%	1.5%

Full Year 2025 Major Product Metrics
		Net Sales (millions)
		FY 2025	FY 2024	Year-over-year

Carbon Steel		$2,263	$2,383	(5.0%)
Aluminum		$1,150	$1,042	10.4%
Stainless Steel		$1,092	$1,107	(1.4%)

		Tons Shipped (thousands)
		FY 2025	FY 2024	Year-over-year

Carbon Steel		1,522	1,516	0.4%
Aluminum		185	185	-
Stainless Steel		234	230	1.6%

		Average Selling Prices (per ton)
		FY 2025	FY 2024	Year-over-year

Carbon Steel		$1,487	$1,572	(5.4%)
Aluminum		$6,216	$5,632	10.4%
Stainless Steel		$4,667	$4,805	(2.9%)

Earnings Call Information

Ryerson will host a conference call to discuss fourth quarter and full-year 2025 financial results for the period ended December 31, 2025, on Friday, February 20, 2026, at 10 a.m. Eastern Time. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days. Ryerson will file its form 10-K for the year ended December 31, 2025 prior to market open on February 23, 2026.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson, together with Olympic Steel, has approximately 6,400 employees and 160 locations. Visit Ryerson at www.ryerson.com.

Ryerson Investor Relations:

investorinfo@ryerson.com

Notes:

1Net debt is defined as long term debt plus short term debt less cash and cash equivalents and excludes restricted cash

2For EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO and gross margin, excluding LIFO please see Schedule 2

Legal Disclaimer
The contents herein are provided for general information purposes only and do not constitute an offer to sell or purchase, or a solicitation of an offer to purchase, any security (“Security”) of the Company or its affiliates (“Ryerson”) in any jurisdiction. Ryerson does not intend to solicit, and is not soliciting, any action with respect to any Security or any other contractual relationship with Ryerson. Nothing in this release, individually or taken in the aggregate, constitutes an offer of securities for sale or purchase, or a solicitation of an offer to purchase, any Security in the United States, or to U.S. persons, or in any other jurisdiction in which such an offer or solicitation is unlawful.

Safe Harbor Provision
This communication contains certain “forward-looking statements” within the meaning of federal securities laws. Forward-looking statements may be identified by words such as “anticipates,” “believes,” “could,” “continue,” “estimate,” “expects,” “intends,” “will,” “should,” “may,” “plan,” “predict,” “project,” “would” and similar expressions. Forward-looking statements are not statements of historical fact and reflect Ryerson’s current views about future events. Such forward-looking statements include, without limitation, statements about the benefits of the merger involving Ryerson and Olympic Steel, including future financial and operating results, Ryerson’s plans, objectives, expectations, and intentions, and other statements that are not historical facts. No assurances can be given that the forward-looking statements contained in this communication will occur as projected, and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates, and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the risk that the businesses will not be integrated successfully or will be more costly or difficult than expected; the risk that the cost savings and any other synergies from the proposed transaction may not be fully realized or may take longer to realize than expected, or that the transaction may be less accretive than expected; the risk that the merger will not provide shareholders with increased earnings potential; the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; the diversion of management time from ongoing business operations and opportunities as a result of the transaction; the risk of adverse reactions or changes to business or employee relationships resulting from the merger; adverse economic conditions; highly cyclical fluctuations resulting from, among others, seasonality, market uncertainty, and costs of goods sold; the Company’s ability to remain competitive and maintain market share in the highly competitive and fragmented metals distribution industry; managing the costs of purchased metals relative to the price at which each company sells its products during periods of rapid price escalation or deflation; customer, supplier, and competitor consolidation, bankruptcy, or insolvency; the impairment of goodwill that could result from, among other things, volatility in the markets in which each company operates; the impact of geopolitical events; future funding for postretirement employee benefits may require substantial payments from current cash flow; the regulatory and other operational risks associated with our operations located outside of the United States; currency rate fluctuations; the adequacy of the Company’s efforts to mitigate cyber security risks and threats; reduced production schedules, layoffs, or work stoppages by each company’s own, its suppliers’, or customers’ personnel; any underfunding of certain employee retirement benefit plans and the actual costs exceeding current estimates; prolonged disruption of the Company’s processing centers; failure to manage potential conflicts of interest between or among customers or suppliers of each company; unanticipated changes to, or any inability to hire and retain key personnel at either company; currency exchange rate fluctuations; the incurrence of substantial costs of liabilities to comply with, or as a result of, violations of environmental laws; the risk of product liability claims; the Company’s indebtedness or covenants in the instruments governing such indebtedness; the influence of a single investor group over the company’s policies and procedures; and other risks inherent in Ryerson’s business and other factors described in Ryerson’s filings with the Securities and Exchange Commission (the “SEC”). Additional information concerning these and other factors that may impact such forward-looking statements can be found in filings and potential filings by Ryerson. If any of these risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements.

Forward-looking statements are based on the estimates and opinions of management as of the date of this communication; subsequent events and developments may cause their assessments to change. Ryerson does not undertake any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law and they specifically disclaim any obligation to do so. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2025	2024	2025	2025	2024

NET SALES	$1,104.8	$1,007.4	$1,161.5	$4,571.3	$4,598.7
Cost of materials sold	935.9	816.3	962.0	3,789.1	3,764.5
Gross profit	168.9	191.1	199.5	782.2	834.2
Warehousing, delivery, selling, general, and administrative	205.3	188.5	200.4	809.6	801.2
Gain on insurance settlement	—	(0.3)	—	—	(1.6)
Impairment charges on assets	1.5	—	0.1	3.4	—
Restructuring and other charges	—	0.3	—	—	3.1
OPERATING PROFIT (LOSS)	(37.9)	2.6	(1.0)	(30.8)	31.5
Other income and (expense), net	(0.3)	2.7	0.8	(1.5)	4.1
Interest and other expense on debt	(9.5)	(10.1)	(10.1)	(38.9)	(43.0)
LOSS BEFORE INCOME TAXES	(47.7)	(4.8)	(10.3)	(71.2)	(7.4)
Provision (benefit) for income taxes	(10.2)	(0.6)	4.1	(16.1)	(0.1)
NET LOSS	(37.5)	(4.2)	(14.4)	(55.1)	(7.3)
Less: Net income attributable to noncontrolling interest	0.4	0.1	0.4	1.3	1.3
NET LOSS ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(37.9)	$(4.3)	$(14.8)	$(56.4)	$(8.6)
LOSS PER SHARE
Basic	$(1.18)	$(0.13)	$(0.46)	$(1.76)	$(0.26)
Diluted	$(1.18)	$(0.13)	$(0.46)	$(1.76)	$(0.26)
Shares outstanding - basic	32.2	31.8	32.2	32.1	33.2
Shares outstanding - diluted	32.2	31.8	32.2	32.1	33.2

Dividends declared per share	$0.1875	$0.1875	$0.1875	$0.7500	$0.7500

Supplemental Data :
Tons shipped (000)	461	447	485	1,947	1,937
Shipping days	61	61	64	252	253
Average selling price/ton	$2,397	$2,254	$2,395	$2,348	$2,374
Gross profit/ton	366	428	411	402	431
Operating profit (loss)/ton	(82)	6	(2)	(16)	16
LIFO expense (income) per ton	49	(57)	27	29	(27)
LIFO expense (income)	22.5	(25.4)	13.2	55.7	(52.5)
Depreciation and amortization expense	20.9	22.7	20.2	79.7	77.6
Cash flow provided by (used in) operating activities	112.7	92.2	(8.3)	87.0	204.9
Capital expenditures	(20.8)	(23.5)	(12.8)	(51.5)	(99.6)

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation
See Schedule 5 for First Quarter 2026 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$26.9	$27.7
Restricted cash	0.9	1.6
Receivables, less provisions of $2.7 at December 31, 2025 and $2.5 at December 31, 2024	460.8	425.6
Inventories	648.3	684.6
Prepaid expenses and other current assets	85.9	68.1
Total current assets	1,222.8	1,207.6
Property, plant, and equipment, at cost	1,179.8	1,152.0
Less: accumulated depreciation	570.0	515.3
Property, plant, and equipment, net	609.8	636.7
Operating lease assets	323.9	344.6
Other intangible assets	58.2	68.3
Goodwill	161.5	161.8
Deferred charges and other assets	28.5	20.5
Total assets	$2,404.7	$2,439.5
Liabilities
Current liabilities:
Accounts payable	$516.0	$440.8
Salaries, wages, and commissions	40.5	35.7
Other accrued liabilities	72.0	67.1
Short-term debt	1.9	0.7
Current portion of operating lease liabilities	34.0	32.1
Current portion of deferred employee benefits	3.7	3.7
Total current liabilities	668.1	580.1
Long-term debt	461.2	466.7
Deferred employee benefits	70.2	90.9
Noncurrent operating lease liabilities	318.6	334.6
Deferred income taxes	110.2	129.0
Other noncurrent liabilities	12.8	13.7
Total liabilities	1,641.1	1,615.0
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at December 31, 2025 and December 31, 2024	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 40,373,512 and 39,899,093 shares issued at December 31, 2025 and December 31, 2024, respectively	0.4	0.4
Capital in excess of par value	432.6	423.5
Retained earnings	698.8	779.6
Treasury stock, at cost - Common stock of 8,164,148 shares at December 31, 2025 and 8,051,226 shares at December 31, 2024	(237.0)	(234.4)
Accumulated other comprehensive loss	(141.7)	(153.8)
Total Ryerson Holding Corporation Stockholders' Equity	753.1	815.3
Noncontrolling interest	10.5	9.2
Total Equity	763.6	824.5
Total Liabilities and Stockholders' Equity	$2,404.7	$2,439.5

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Loss Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2025	2024	2025	2025	2024

Net loss attributable to Ryerson Holding Corporation	$(37.9)	$(4.3)	$(14.8)	$(56.4)	$(8.6)
Interest and other expense on debt	9.5	10.1	10.1	38.9	43.0
Provision (benefit) for income taxes	(10.2)	(0.6)	4.1	(16.1)	(0.1)
Depreciation and amortization expense	20.9	22.7	20.2	79.7	77.6
EBITDA	$(17.7)	$27.9	$19.6	$46.1	$111.9
Gain on insurance settlement	—	(0.3)	—	(1.0)	(1.6)
Gain on litigation settlement	(1.9)	—	—	(1.9)	—
Reorganization	7.4	9.5	7.3	23.7	58.1
Advisory services fees	7.8	—	—	7.8	—
Impairment charges on assets	1.5	—	0.1	3.4	—
Pension settlement loss (gain)	—	(0.1)	—	—	2.1
Benefit plan curtailment gain	—	—	—	—	(0.3)
Foreign currency transaction (gains) losses	0.5	(3.2)	(1.1)	2.1	(4.2)
Purchase consideration and other transaction costs (credits)	0.2	0.6	0.3	1.4	(0.8)
Other adjustments	0.1	1.3	0.9	1.2	1.4
Adjusted EBITDA	$(2.1)	$35.7	$27.1	$82.8	$166.6

Adjusted EBITDA	$(2.1)	$35.7	$27.1	$82.8	$166.6
LIFO expense (income)	22.5	(25.4)	13.2	55.7	(52.5)
Adjusted EBITDA, excluding LIFO expense (income)	$20.4	$10.3	$40.3	$138.5	$114.1

Net sales	$1,104.8	$1,007.4	$1,161.5	$4,571.3	$4,598.7

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	1.8%	1.0%	3.5%	3.0%	2.5%

Gross profit	$168.9	$191.1	$199.5	$782.2	$834.2

Gross margin	15.3%	19.0%	17.2%	17.1%	18.1%

Gross profit	$168.9	$191.1	$199.5	$782.2	$834.2
LIFO expense (income)	22.5	(25.4)	13.2	55.7	(52.5)
Gross profit, excluding LIFO expense (income)	$191.4	$165.7	$212.7	$837.9	$781.7

Gross margin, excluding LIFO expense (income)	17.3%	16.4%	18.3%	18.3%	17.0%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, gain on insurance settlement, reorganization expenses, impairment charges on assets, advisory service fees, gain on litigation settlement, pension settlement loss, benefit plan curtailment gain, foreign currency transaction gains and losses, and purchase consideration and other transaction costs (credits). We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income (loss) or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Loss to Adjusted Net Loss and Adjusted Loss per Share
(Dollars and Shares in Millions, Except Per Share Data)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2025	2024	2025	2025	2024

Net loss attributable to Ryerson Holding Corporation	$(37.9)	$(4.3)	$(14.8)	$(56.4)	$(8.6)

Gain on insurance settlement	—	(0.3)	—	(1.0)	(1.6)
Gain on litigation settlement	(1.9)	—	—	(1.9)	—
Restructuring and other charges	—	0.3	—	—	3.1
Advisory services fees	7.8	—	—	7.8	—
Impairment charges on assets	1.5	—	0.1	3.4	—
Pension settlement loss (gain)	—	(0.1)	—	—	2.1
Benefit plan curtailment gain	—	—	—	—	(0.3)
Benefit for income taxes	(1.9)	—	—	(2.1)	(0.8)

Adjusted net loss attributable to Ryerson Holding Corporation	$(32.4)	$(4.4)	$(14.7)	$(50.2)	$(6.1)

Adjusted diluted loss per share	$(1.01)	$(0.14)	$(0.46)	$(1.56)	$(0.18)

Shares outstanding - diluted	32.2	31.8	32.2	32.1	33.2

Note: Adjusted net loss and Adjusted loss per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Third
	Fourth Quarter		Quarter	Year Ended December 31,
	2025	2024	2025	2025	2024

Net cash provided by (used in) operating activities	$112.7	$92.2	$(8.3)	$87.0	$204.9
Capital expenditures	(20.8)	(23.5)	(12.8)	(51.5)	(99.6)
Proceeds from sales of property, plant, and equipment	—	0.2	2.3	2.6	2.1
Free cash flow	$91.9	$68.9	$(18.8)	$38.1	$107.4

Market capitalization	$810.4	$589.5	$736.1	$810.4	$589.5

Free cash flow yield	11.3%	11.7%	(2.6)%	4.7%	18.2%

Note: Market capitalization is calculated using December 31, 2025, September 30, 2025, and December 31, 2024 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of First Quarter 2026 Net Income Attributable to Ryerson Holding Corporation to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions)
	First Quarter 2026
	Low	High
Net income attributable to Ryerson Holding Corporation	$10	$12

Interest and other expense on debt	12	12
Provision for income taxes	3	5
Depreciation and amortization expense	23	23
EBITDA	$48	$52
Adjustments	7	9
Adjusted EBITDA	$55	$61
LIFO expense	8	6
Adjusted EBITDA, excluding LIFO expense	$63	$67

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.